Exhibit 23.1

SELLERS AND ANDERSEN L.L.C.	941 East 3300 South, Suite 202
Certified Public Accountants and Business	Salt Lake City, Utah 84106
Consultants

Member SEC Practice Section of AICA	Telephone 801 486-0096
Fax 801 486-0098

May 4, 2004

US Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of Quincy Resources Inc. and Subsidiary

Dear Sirs:

We hereby consent to the incorporation by reference of our report for the year ended April 30, 2003 dated July 30, 2003 in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

s/ Sellers and Andersen LLC Sellers and Andersen LLC